[EVERSHEDS-SUTHERLAND (US) LLP]

CONSENT OF EVERSHEDS-SUTHERLAND (US) LLP

We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 21 to the Registration Statement on Form N-6 for the Century II Heritage flexible premium survivorship variable universal life insurance contracts issued through the Kansas City Life Variable Life Separate Account (File No. 333-69508).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS-SUTHERLAND (US) LLP

By:    /s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.
April 28, 2021